Exhibit 10.2

Hyliion Holdings Corp.

Form of Restricted Stock Award Grant Notice

(2020 Equity Incentive Plan)

Hyliion Holdings Corp. (the “Company”) has awarded to you (the “Participant”) the number of shares of Common Stock specified and on the terms set forth below in consideration of your services (the “Restricted Stock Award”). Your Restricted Stock Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:

Date of Grant (“Grant Date”):

Vesting Commencement Date:

Number of Shares of Common Stock:

Vesting Schedule: [__________________]. Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	The Restricted Stock Award is governed by this Restricted Stock Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “Restricted Stock Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

●	You have read and are familiar with the provisions of the Plan, the Restricted Stock Award Agreement and the Prospectus. In the event of any conflict between the provisions in the Restricted Stock Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

●	The Restricted Stock Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this Restricted Stock Award.

Hyliion Holdings Corp.		Participant:

By:
	Signature	Signature

Title:		Date:___________________________________
Date:

Hyliion Holdings Corp.

2020 Equity Incentive Plan

Form of Award Agreement (Restricted Stock Award)

As reflected by your Restricted Stock Award Grant Notice (“Grant Notice”), Hyliion Holdings Corp. (the “Company”) has granted you a Restricted Stock Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of shares of Common Stock as indicated in your Grant Notice (the “Restricted Stock Award”). The terms of your Restricted Stock Award as specified in this Award Agreement for your Restricted Stock Award (the “Agreement”) and the Grant Notice constitute your “Restricted Stock Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your Restricted Stock Award are as follows:

Section 1. General Terms.

(a) Size and Type of Award. The shares of Common Stock (the “Awarded Shares”) covered by this Restricted Stock Award (“Award”) are listed in the Grant Notice and are subject to all of the terms and conditions of the Plan.

(b) Service. Your employment and/or other service with the Company and/or its Affiliates constitutes adequate consideration for the grant of the Award, but the vesting conditions described herein will nevertheless determine your right to the Award.

(c) Restrictions and Tax Election. A certificate or book-entry registration evidencing the Awarded Shares will be issued to you and will include a restrictive legend incorporating the terms and conditions of this Restricted Stock Award Agreement.  You may elect (pursuant to Section 83(b) of the Internal Revenue Code) to be taxed on the Awarded Shares immediately upon their grant date instead of later when they vest.  If you make this Section 83(b) election, you will be required to include in ordinary income, for the taxable year in which the Grant Date occurs, an amount equal to the fair market value of the Awarded Shares on the Grant Date.  The Company may be allowed to claim a tax deduction, for compensation expense, in a like amount.  You make this Section 83(b) election by filing a statement of election containing specified items of information with the Internal Revenue Service within thirty (30) days after the Grant Date.  You must give a copy of the statement of election you file with the Internal Revenue Service to the Company.  If you make this Section 83(b) election, the vesting of your Awarded Shares will not subject you to further income tax upon their vesting.

Section 2. Vesting.

(a) Vesting dates. The vesting dates for the vesting of your Award are specified in this Restricted Stock Award Agreement. On each vesting date, a portion of your Award will, subject to the provisions of this Restricted Stock Award Agreement (including Section 2(b) below), will vest.

(b) Service Condition. Except as otherwise provided in this Restricted Stock Award Agreement, you must satisfy the following conditions before your Award will vest: You must, except as otherwise provided herein, remain in Continuous Service with the Company and/or its Affiliates from the Grant Date through the applicable vesting date and otherwise comply with the requirements of this Restricted Stock Award Agreement.

(c) Forfeitures. Except as otherwise provided herein, if you terminate service with the Company and/or its Affiliate prior to the applicable vesting date, you will forfeit the portion of the Award that is scheduled to vest on or after such termination of service date.

(d) Death or Disability. If your service with the Company and/or its Affiliates ends due to death or Disability, the portion of the Award not previously vested or forfeited will vest on such date of termination of service.

Section 3. No Right to Continued Service. Nothing in this Restricted Stock Award Agreement, or any action of the Board or Compensation Committee with respect to this Restricted Stock Award Agreement, shall be held or construed to confer upon you any right to a continuation of service by the Company and/or its Affiliates. You may be dismissed or otherwise dealt with as though this Restricted Stock Award Agreement had not been entered into.

Section 4. Dividends and Voting Rights. Any dividends declared by the Company with a record date that is after the Grant Date specified in this Restricted Stock Award Agreement will be accumulated, held by the Company and paid to you if, as, and when the related Awarded Shares become vested. You will have the right to vote, or direct the voting of, Awarded Shares.

Section 5. Taxes/Withholding. Where you or any other person is entitled to receive Awarded Shares pursuant to this Restricted Stock Award Agreement, the Company or any applicable Affiliate shall have the right to require you or such other person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Awarded Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of vested Awarded Shares to cover the amount required to be withheld.

Section 6. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: If to the Participant, to the Participant’s address as shown in the Company’s records; if to the Company, to its principal offices.

Section 7. Restrictions on Transfer. The Award granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such Award be liable for, or subject to, debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.

Section 8. Successors and Assigns. This Restricted Stock Award Agreement shall inure to the benefit of and shall be binding upon the Company and you and their respective heirs, successors and assigns.

Section 9. Governing Law. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan. This Restricted Stock Award Agreement shall be construed, administered and enforced according to the laws of the State of Delaware without giving effect to the conflict of law principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in the State of Delaware shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting the Award granted under this Restricted Stock Award Agreement, you, and any other person claiming any rights under this Restricted Stock Award Agreement, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 10. Amendment. This Restricted Stock Award Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.

Section 11. Severability. If any part of this Restricted Stock Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Restricted Stock Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Restricted Stock Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.